EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MMEX Resources announces plan to build $450 million refinery in Permian Basin

50,000 barrels per day capacity state-of-the-art facility intends to leverage existing infrastructure,

bring economic benefits to Fort Stockton, Texas area

AUSTIN, TEXAS – March 7, 2017 – MMEX Resources Corp. (OTCPK: MMEX), a global energy company focusing on the acquisition, development and financing of oil, gas, refining and infrastructure projects in Texas and South America, announced today that it plans to build a $450 million, 50,000 barrels per day capacity crude oil refinery in the West Texas Permian Basin, subject to the receipt of required governmental permits and completion of required debt and equity financing.

Located 20 miles northeast of Fort Stockton, Texas, near the Sulfur Junction spur of the Texas Pacifico Railroad, the 250-acre facility intends to utilize its connection to existing railways to export diesel, gasoline, and jet fuels; liquefied petroleum gas; and crude oil to western Mexico and South America. Once completed, the Pecos County refinery will be one of the first oil refineries built in the United States in more than 40 years.

Jack W. Hanks, President & CEO of MMEX Resources Corp., commented: “The Permian Basin is the largest continuous oil discovery in America and has experienced exponential gains in daily production volume recently. The existing facilities and pipeline networks are largely unequipped to handle this growth and are limiting where products can be transported. By building a state-of-the-art refinery along the region’s existing railway infrastructure, we hope to bring a local and export market for crude oil and refined products which will add substantial job and economic growth to West Texas.”

MMEX plans to surround the Pecos County refinery with an additional 250 acres of buffer property and leverage state-of-the-art emissions technologies to yield minimal environmental impact. It also expects to feature closed-in water and air-cooling systems, which will require very little local water resources. Construction is slated to begin in early 2018, following the permitting process, and the facility is projected to begin operations in 2019.

The company anticipates the 18-month construction process will create approximately 400 jobs in the area during peak construction, as well as foster a significant number of indirect jobs and revenue for companies in catering, workforce housing, construction, equipment and other industries. Once operational, the facility is expected to provide an estimated 100 permanent jobs and generate substantial tax revenue for Pecos County.

The MMEX management team has more than 30 years of experience building and managing multi-million dollar gas processing, pipelines, power plants, refinery and oil and gas operations in Peru and the United States. MMEX purchased the rights to the project from Maple Resources Corporation. As with each of its previous projects, the management team will establish local offices and representatives to keep the surrounding communities informed throughout the construction phase and once the refinery is fully operational.

“MMEX Resources is eager to work alongside the Pecos County community to produce a state-of-the-art facility that opens up economic and job opportunities for the region. The safety of our employees, the neighboring community and the environment are our top priorities,” concluded Hanks.

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About MMEX Resources Corp.

MMEX Resources Corporation (MMEX) is a development stage company formed to engage in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. MMEX focuses on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the requirement to obtain financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company's SEC reports. MMEX undertakes no obligation to update forward-looking statements.

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Media Inquiries

Danielle Urban

Pierpont Communications

512-448-4950

durban@piercom.com

Community Inquiries

Travis Lawson

Pierpont Communications

713-627-2223

tlawson@piercom.com

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